650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
Tel: +1714.540.1235 Fax: +1.714.755.8290
www.lw.com

FIRM/AFFILIATE OFFICES
LATHAM	&	WATKINS	LLP	Barcelona	Moscow
				Beijing	Munich
				Boston	New York
				Brussels	Orange County
				Century City	Paris
June 30, 2017				Chicago	Riyadh
				Dubai	Rome
				Düsseldorf	San Diego
ICU Medical, Inc.				Frankfurt	San Francisco
951 Calle Amanecer				Hamburg	Seoul
San Clemente, CA 92673				Hong Kong	Shanghai
				Houston	Silicon Valley
				London	Singapore
				Los Angeles	Tokyo
				Madrid	Washington, D.C.
Milan

Re: Registration Statement on Form S-8: 1,425,000 shares of ICU Medical, Inc. Common Stock, par value $0.01 per share
Ladies and Gentlemen:
We have acted as special counsel to ICU Medical, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance by the Company of 1,425,000 shares of common stock of the Company, par value $0.10 per share (the “Shares”), issuable under the Amended and Restated ICU Medical, Inc. 2011 Stock Incentive Plan (the “Plan”, as in effect on the date hereof) and associated Series A Junior Participating Preferred Stock purchase rights (the “Rights”) to be issued pursuant to the Amended and Restated Rights Agreement dated October 18, 2007 between the Company and American Stock Transfer & Trust Company, as rights agent (the “Rights Agent”). The Shares and associated Rights are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 30, 2017 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares and the associated Rights.
As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently

June 30, 2017

LATHAM & WATKINS LLP

verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.
Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company for legal consideration in excess of par value in the circumstances contemplated by the Plan, assuming in each case that the individual grants or awards under the Plan are duly authorized by all necessary corporate action and duly granted or awarded and exercised in accordance with the requirements of law and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares and associated Rights will have been duly authorized by all necessary corporate action of the Company, and the Shares and associated Rights will be validly issued, fully paid and nonassessable.
This letter assumes, with your consent, that the Board of Directors of the Company has acted in accordance with its fiduciary duties in adopting the Rights Agreement, and does not address whether the Board of Directors may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing. Moreover, this letter addresses corporate procedures in connection with the issuance of the Rights associated with the Shares, and not any particular provision of the Rights or the Rights Agreement. It should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.
This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,

/s/Latham & Watkins LLP